EXHIBIT 99.1

RALPH LAUREN REPORTS BETTER-THAN-EXPECTED THIRD QUARTER FISCAL 2013 RESULTS AND RAISES ITS FULL YEAR FISCAL 2013 PROFIT OUTLOOK

—	Third Quarter Revenues Rose 2% to $1.8 billion, Led by Retail Segment Growth
—	Consolidated Comparable Store Sales Increased 4% in the Third Quarter
—	Third Quarter Operating Income Rose 13% and Operating Income Margin Expanded 150 basis points to 16.5%
—	Earnings Per Diluted Share Increased 30% to $2.31 in the Third Quarter

NEW YORK--(BUSINESS WIRE)--Feb. 6, 2013-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $216 million, or $2.31 per diluted share, for the third quarter of Fiscal 2013, compared to net income of $169 million, or $1.78 per diluted share, for the third quarter of Fiscal 2012. In the third quarter of Fiscal 2013, the Company recorded approximately $13 million in pre-tax impairment and restructuring charges associated with the discontinuation of its Rugby operations.  Excluding the Rugby-related charges, net income rose 33% to $224 million and net income per diluted share increased 35% to $2.40 in the third quarter of Fiscal 2013.

“Our third quarter performance is a testament to the enduring appeal of our brand and the dedication of our passionate team,” said Ralph Lauren, Chairman and Chief Executive Officer. “Our orientation as a design-led, marketing and merchandising organization has enabled us to deepen our connection with our customers, particularly as we expand our portfolio of products and lifestyle sensibilities. I am inspired by how our Company continues to evolve in compelling new ways, and the progress we are making with our global e-commerce and store development efforts is especially exciting. We have a successful track record of investing for growth and we remain committed to nurturing the incredible vitality of our long-term initiatives.”

“The robust profit growth we achieved in the third quarter demonstrates the strength of our operating model,” said Roger Farah, President and Chief Operating Officer. “The relevance of our brand, product and merchandising strategies resulted in a strong holiday season for us, one that was characterized by continued momentum in the Americas and improved trends in Europe. The consistent investment in our long-term growth initiatives has created a steadily improving, highly resilient profit margin structure for our organization.”

Third Quarter Fiscal 2013 Income Statement Review

Net Revenues. Net revenues for the third quarter of Fiscal 2013 rose 2% to $1.8 billion. The increase in net revenues primarily reflects strong retail segment expansion that was partially offset by a planned contraction in wholesale shipments. Excluding the impact of strategic decisions to discontinue American Living and store closures associated with the Company’s Greater China network repositioning efforts, in addition to the net negative impact from foreign currency translation, net revenues increased approximately 5% in the third quarter.

—
Wholesale Sales. Wholesale segment sales of $734 million in the third quarter were 2% below the prior year period, as the discontinuation of American Living in Fiscal 2013, a proactive reduction in shipments to certain European customers and the net negative impact of foreign currency translation more than offset continued growth in core and emerging merchandise categories in the Americas.

—
Retail Sales. Retail sales rose 6% to $1.1 billion from $1.0 billion in the third quarter last year, reflecting growth in comparable store sales and the incremental contribution from new stores and e-commerce operations that were partially offset by lower sales at Asian concession shops and store closures associated with the Company’s Greater China network repositioning efforts. Consolidated comparable store sales rose 4% on both a reported and constant currency basis during the third quarter. The Company estimates that disruption caused by Super Storm Sandy negatively impacted third quarter comparable store sales growth by 1%-2%.

—
Licensing. Licensing revenues of $50 million in the third quarter were 1% greater than the prior year period. The increase in licensing revenues is principally due to higher domestic product licensing revenues that were partially offset by the transition of certain formerly licensed international regions to directly controlled operations.

Gross Profit. Gross profit for the third quarter of Fiscal 2013 increased 6% to $1.1 billion and gross profit margin improved 220 basis points to 59.3%. The higher gross profit margin was primarily driven by lower input costs, favorable product mix and operational discipline.

Operating Expenses. Operating expenses rose 4% in the third quarter to $790 million from $761 million in the third quarter of Fiscal 2012 and were 42.8% of sales, 60 basis points greater than the prior year period. The growth in operating expenses and the higher operating expense margin primarily reflect costs associated with overall business expansion, continued investment in the Company’s long-term strategic growth initiatives and increased restructuring and impairment charges, principally as a result of the discontinuation of Rugby. The increase in operating expenses was partially offset by a shift in the timing of certain expenses out of the third quarter and into the fourth quarter of Fiscal 2013.

Operating Income. Operating income for the third quarter of Fiscal 2013 was $304 million, 13% greater than the prior year. Operating margin was 16.5% of sales, 150 basis points stronger than the third quarter of Fiscal 2012. The improvement in operating margin primarily reflects the higher gross profit margin discussed above.

—
Wholesale Operating Income. Wholesale operating income increased 29% in the third quarter of Fiscal 2013 to $145 million from $113 million last year. Wholesale operating margin was 19.7% in the third quarter, 470 basis points stronger than the prior year. The improvement in wholesale operating margin was primarily due to higher gross margins as a result of lower input costs, favorable product mix and operational discipline.

—
Retail Operating Income. Retail operating income was $201 million, 4% greater than the $193 million achieved in the third quarter of Fiscal 2012, and retail operating margin was 18.9%, 30 basis points below the prior year period. The decline in retail operating margin was principally a result of impairment and restructuring charges associated with the discontinuation of Rugby. Excluding the Rugby-related charges, retail operating margin was 19.8%, 60 basis points greater than the prior year period, as a result of improved profitability in the Americas and Europe that was partially offset by a less favorable geographic mix due to lower Asian sales and continued investment in global retail expansion, including e-commerce.

—	Licensing Operating Income. Licensing operating income increased 3% to $37 million from $36 million in the third quarter of Fiscal 2012, primarily due to higher licensing revenues and lower net costs.

Net Income and Diluted EPS. Net income for the third quarter of Fiscal 2013 was $216 million, 28% greater than the $169 million achieved in the comparable period of Fiscal 2012, and net income per diluted share rose 30% to $2.31 from $1.78 for the same time period. The increases in net income and net income per diluted share were the result of the growth in operating income discussed above in addition to a lower effective tax rate of 27% compared to 36% in the prior year period. The lower effective tax rate is primarily related to the favorable resolution of an approximate $15 million discrete tax item and to a greater proportion of earnings generated in lower-taxed jurisdictions. Excluding Rugby-related impairment and restructuring charges, net income for the third quarter of Fiscal 2013 rose 33% to $224 million and net income per diluted share increased 35% to $2.40.

Third Quarter Fiscal 2013 Balance Sheet Review

The Company ended the third quarter with $1.4 billion in cash and investments, or $1.1 billion in cash and investments net of debt ("net cash"), compared to $1.3 billion in cash and investments and $1.0 billion in net cash at the end of the third quarter of Fiscal 2012.

The Company repurchased approximately 971,000 shares of Class A Common Stock during the third quarter of Fiscal 2013, utilizing $150 million of its authorized share repurchase programs. In the first nine months of Fiscal 2013, the Company repurchased $450 million of its Class A Common Stock and approximately $627 million remained available under authorized share repurchase programs at the end of the third quarter. The Company had $78 million in capital expenditures in the third quarter, compared to $68 million in the prior year period. The third quarter ended with inventory up 10% to $981 million from $895 million in the third quarter of last year.

Global Retail Store Network

The Company ended the third quarter of Fiscal 2013 with 399 directly operated stores, comprised of 114 Ralph Lauren stores, 58 Club Monaco stores, 213 Polo factory stores and 14 Rugby stores. The Company also operated 508 concession shop locations worldwide at the end of the third quarter. In addition to Company-operated locations, international licensing partners operated 63 Ralph Lauren stores and 32 dedicated shops, as well as 64 Club Monaco stores and shops at the end of the third quarter.

Fiscal 2013 Outlook

Based on its year-to-date results, the Company expects consolidated net revenues for Fiscal 2013 to increase by approximately 2%. Included in the Fiscal 2013 net revenue expectation is an approximate 400-500 basis point net negative impact associated with strategic decisions regarding certain operations, including store closures associated with the Company’s Greater China network repositioning efforts and the discontinuation of American Living, in addition to unfavorable foreign currency effects. As a result of the better-than-expected profitability achieved in the first nine months of the year, the Company now expects operating margin from continuing operations for Fiscal 2013 to be approximately 75-100 basis points above the prior year period, which compares to its prior expectation of an approximately 50 basis point improvement. The full year Fiscal 2013 sales and operating margin expectations outlined in this press release do not include approximately $20-$25 million in anticipated pretax charges related to the previously announced closure of the Rugby brand. The Company currently estimates the full year Fiscal 2013 tax rate at approximately 32%.

In the fourth quarter of Fiscal 2013, the Company expects consolidated net revenues to increase by a mid-single-digit percentage, reflecting an 8%-11% increase in retail revenues and wholesale revenues that are flat to the prior year period. Included in the fourth quarter net revenue expectation is an approximate 300 basis point net negative impact from strategic decisions regarding certain operations, including store closures associated with the Company’s Greater China network repositioning efforts and the discontinuation of American Living, in addition to unfavorable foreign currency effects. Operating margin from continuing operations for the fourth quarter of Fiscal 2013 is expected to be approximately 125-150 basis points above the comparable prior year period. The fourth quarter sales and operating margin expectations outlined in this press release do not include anticipated pretax charges related to the previously announced closure of the Rugby brand. The Company currently estimates the fourth quarter tax rate at approximately 29%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, February 6, 2013, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 719-457-2652. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter Fiscal Year 2013 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, February 6, 2013 through 1:00 P.M. Eastern, Tuesday, February 12, 2013 by dialing 719-457-0820 and entering passcode 5147093.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 45 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; our ability to successfully implement our anticipated growth strategies, to continue to expand or grow our business and capitalize on our repositioning initiatives in certain merchandise categories; changes in our effective tax rates or credit profile and ratings within the financial community; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; changes in the competitive marketplace and in our commercial relationships; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); risks associated with our international operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; risks arising out of litigation or trademark conflicts; our ability to continue to maintain our brand image and reputation; the potential impact on our operations and customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	December 29,	March 31,	December 31,
	2012	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$999.1	$671.6	$815.8
Short-term investments	313.2	515.7	386.3
Accounts receivable, net of allowances	383.9	547.2	440.2
Inventories	981.1	841.6	894.7
Income tax receivable	18.9	17.2	9.8
Deferred tax assets	125.9	125.6	101.9
Prepaid expenses and other	179.9	181.0	177.8

Total current assets	3,002.0	2,899.9	2,826.5

Non-current investments	89.0	99.9	72.5
Property and equipment, net	926.4	884.1	826.5
Deferred tax assets	16.2	39.8	72.2
Goodwill	993.1	1,004.0	1,013.4
Intangible assets, net	339.8	359.0	370.2
Other assets	122.7	129.7	145.2

Total assets	$5,489.2	$5,416.4	$5,326.5

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$274.1	$-	$-
Accounts payable	146.2	180.6	169.7
Income tax payable	89.3	71.9	142.8
Accrued expenses and other	682.0	693.7	666.7

Total current liabilities	1,191.6	946.2	979.2

Long-term debt	-	274.4	265.6
Non-current liability for unrecognized tax benefits	155.6	168.0	162.8
Other non-current liabilities	372.3	375.3	389.2

Total liabilities	1,719.5	1,763.9	1,796.8

Equity:
Common stock	1.2	1.2	1.2
Additional paid-in-capital	1,760.2	1,624.0	1,567.0
Retained earnings	4,555.9	4,042.4	3,966.5
Treasury stock, Class A, at cost	(2,708.4)	(2,211.7)	(2,211.7)
Accumulated other comprehensive income	160.8	196.6	206.7

Total equity	3,769.7	3,652.5	3,529.7

Total liabilities and equity	$5,489.2	$5,416.4	$5,326.5

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 29,	December 31,
	2012	2011

Wholesale Net Sales	$733.9	$750.0
Retail Net Sales	1,062.0	1,006.0

Net Sales	1,795.9	1,756.0

Licensing Revenue	50.2	49.6

Net Revenues	1,846.1	1,805.6

Cost of Goods Sold (a)	(752.0)	(774.0)

Gross Profit	1,094.1	1,031.6

Selling, General & Administrative Expenses (a)	(768.9)	(750.7)
Amortization of Intangible Assets	(6.8)	(7.2)
Impairment of Assets	(11.4)	(2.0)
Restructuring Charges	(2.6)	(1.6)
Total Operating Expenses	(789.7)	(761.5)

Operating Income	304.4	270.1

Foreign Currency Gains (Losses)	(3.9)	(2.2)

Interest Expense	(5.6)	(6.3)

Interest and Other Income, Net	1.5	2.7

Equity in Income (Loss) of Equity-Method Investees	(1.8)	(2.2)

Income Before Provision for Income Taxes	294.6	262.1

Provision for Income Taxes	(78.9)	(93.1)

Net Income Attributable to RLC	$215.7	$169.0

Net Income Per Share - Basic	$2.37	$1.83

Net Income Per Share - Diluted	$2.31	$1.78

Weighted Average Shares Outstanding - Basic	91.1	92.2

Weighted Average Shares Outstanding - Diluted	93.3	94.9

Dividends declared per share	$0.40	$0.20

(a) Includes total depreciation expense of:	$(53.8)	$(49.6)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Nine Months Ended
	December 29,	December 31,
	2012	2011

Wholesale Net Sales	$2,342.5	$2,418.5
Retail Net Sales	2,820.2	2,680.8

Net Sales	5,162.7	5,099.3

Licensing Revenue	138.8	137.3

Net Revenues	5,301.5	5,236.6

Cost of Goods Sold (a)	(2,120.0)	(2,164.9)

Gross Profit	3,181.5	3,071.7

Selling, General & Administrative Expenses (a)	(2,200.7)	(2,142.4)
Amortization of Intangible Assets	(20.3)	(21.8)
Impairment of Assets	(12.4)	(2.2)
Restructuring Charges	(3.4)	(2.3)
Total Operating Expenses	(2,236.8)	(2,168.7)

Operating Income	944.7	903.0

Foreign Currency Gains (Losses)	(7.0)	(4.2)

Interest Expense	(16.5)	(18.8)

Interest and Other Income, Net	4.1	9.3

Equity in Income (Loss) of Equity-Method Investees	(4.6)	(5.2)

Income Before Provision for Income Taxes	920.7	884.1

Provision for Income Taxes	(297.9)	(297.5)

Net Income Attributable to RLC	$622.8	$586.6

Net Income Per Share - Basic	$6.80	$6.32

Net Income Per Share - Diluted	$6.63	$6.14

Weighted Average Shares Outstanding - Basic	91.6	92.8

Weighted Average Shares Outstanding - Diluted	93.9	95.6

Dividends declared per share	$1.20	$0.60

(a) Includes total depreciation expense of:	$(153.7)	$(146.4)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended December 29, 2012 and December 31, 2011 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Net Revenues:
Wholesale	$733.9	$750.0	$2,342.5	$2,418.5
Retail	1,062.0	1,006.0	2,820.2	2,680.8
Licensing	50.2	49.6	138.8	137.3
Total Net Revenues	$1,846.1	$1,805.6	$5,301.5	$5,236.6

Operating Income:
Wholesale	$144.9	$112.6	$531.3	$503.9
Retail	201.2	193.3	537.2	510.3
Licensing	37.0	35.9	101.3	99.2
	383.1	341.8	1,169.8	1,113.4
Less:
Unallocated corporate expenses	(76.1)	(70.1)	(221.7)	(208.1)
Unallocated restructuring charges, net	(2.6)	(1.6)	(3.4)	(2.3)
Total Operating Income	$304.4	$270.1	$944.7	$903.0

SUPPLEMENTAL FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures relating to impairment and restructuring charges associated with the discontinuation of Rugby. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP and may be different from non-GAAP measures reported by other companies.

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended December 29, 2012
	As Reported	Asset Impairment Charges	Restructuring Charges	Excluding Asset Impairment & Restructuring Charges
Total Operating Expenses	$789.7	$(11.3)	$(1.6)	$776.8
Operating Expense Margin	42.8%			42.1%

Operating Income	$304.4	$11.3	$1.6	$317.3
Operating Margin	16.5%			17.2%

Provision/(Benefit) for Income Taxes	$78.9	$(4.0)	$(0.6)	$74.3

Net Income	$215.7	$7.3	$1.0	$224.0
Net Income per Diluted Share	$2.31	$0.08	$0.01	$2.40

SEGMENT INFORMATION -
OPERATING INCOME/(LOSS):
Wholesale	$144.9	$-	$-	$144.9
Retail	201.2	9.6	-	210.8
Licensing	37.0	1.7	-	38.7
Unallocated Corporate Expenses and
Restructuring Charges	(78.7)	-	1.6	(77.1)
Total Operating Income	$304.4	$11.3	$1.6	$317.3

Retail Operating Margin	18.9%			19.8%

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended December 29, 2012 % Change		Nine Months Ended December 29, 2012 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	4%	4%	3%	4%

Operating Segment Data

	Three Months Ended		% Change
	December 29, 2012	December 31, 2011	As Reported	Constant Currency
Wholesale Net Sales	$733.9	$750.0	(2.1% )	(1.2% )
Retail Net Sales	1,062.0	1,006.0	5.6%	5.9%
Net Sales	1,795.9	1,756.0	2.3%	2.9%
Licensing Revenue	50.2	49.6	1.2%	1.6%
Net Revenue	$1,846.1	$1,805.6	2.2%	2.8%

	Nine Months Ended		% Change
	December 29, 2012	December 31, 2011	As Reported	Constant Currency
Wholesale Net Sales	$2,342.5	$2,418.5	(3.1% )	(1.1% )
Retail Net Sales	2,820.2	2,680.8	5.2%	6.6%
Net Sales	5,162.7	5,099.3	1.2%	3.0%
Licensing Revenue	138.8	137.3	1.1%	1.3%
Net Revenue	$5,301.5	$5,236.6	1.2%	2.9%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Winnie Lerner, 212-583-2262